Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-130789-06

-----------Original Message----------

From: [Identifying Information Redacted]

Sent: Friday, June 01, 2007 1:37 AM

Subject: RE: URGENT-PWR 16 Loan Flows

Attachments: 04b Note (1).pdf; YM Types 3rd Parties .xls; pwr16.red.loantotal.cfs.070531.xls; pwr16.red.liability.CPR.cfs.070531.xls; 04b Note.pdf

Please find attached the revised CPR Loan Flows and Bond Flows, revised YM types (changes highlighted), and two YM documents. Please let me know if you have any questions.

Thank you,

[Identifying Information Redacted]

STATEMENT REGARDING FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

2) SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The information contained in the attached materials (the “Information”) may include various forms of performance analysis, security characteristics and securities pricing estimates for the securities described therein. Should you receive Information that refers to the “Statement Regarding Assumptions and Other Information”, please refer to this statement instead. The Information is illustrative and is not intended to predict actual results which may differ substantially from those reflected in the Information. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. Performance results are based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value given to the inputs. Inputs to these models include but are not limited to: prepayment expectations (econometric prepayment models, single expected lifetime prepayments or a vector of periodic prepayments), interest rate assumptions (parallel and nonparallel changes for different maturity instruments), collateral assumptions (actual pool level data, aggregated pool level data, reported factors or imputed factors), volatility assumptions (historically observed or implied current) and reported information (paydown factors, rate resets, remittance reports and trustee statements). Models used in any analysis may be proprietary, the results therefore, may be difficult for any third party to reproduce. Contact your registered representative for detailed explanations of any modeling techniques employed in the Information.

The Information may not reflect the impact of all structural characteristics of the security, including call events and cash flow priorities at all prepayment speeds and/or interest rates. You should consider whether the behavior of these securities should be tested using assumptions different from those included in the Information. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed facts and circumstances. Offering Documents contain data that is current as of their publication dates and after publication may no longer be accurate, complete or current. Contact your registered representative for Offering Documents, current Information or additional materials, including other models for performance analysis, which are likely to produce different results, and any further explanation regarding the Information.

Any pricing estimates Bear Stearns has supplied at your request (a) represent our view, at the time determined, of the investment value of the securities between the estimated bid and offer levels, the spread between which may be significant due to market volatility or illiquidity, (b) do not constitute a bid by Bear Stearns or any other person for any security, (c) may not constitute prices at which the securities could have been purchased or sold in any market at any time, (d) have not been confirmed by actual trades, may vary from the value Bear Stearns assigns or may be assigned to any such security while in its inventory, and may not take into account the size of a position you have in the security, and (e) may have been derived from matrix pricing that uses data relating to other securities whose prices are more readily ascertainable to produce a hypothetical price based on the estimated yield spread relationship between the securities.

General Information: Bear Stearns and/or individuals associated therewith may have positions in these securities while the Information is circulating or during such period may engage in transactions with the issuer or its affiliates. We act as principal in transactions with you, and accordingly, you must determine the appropriateness for you of such transactions and address any legal, tax or accounting considerations applicable to you. Bear Stearns shall not be a fiduciary or advisor unless we have agreed in writing to receive compensation specifically to act in such capacities. If you are subject to ERISA, the Information is being furnished on the condition that it will not form a primary basis for any investment decision.

3) IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF, OR ATTACHED TO, THIS EMAIL COMMUNICATION RELATING TO

(1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER),

(2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR

(3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL

ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

SECURED PROMISSORY NOTE

755930

$46,158,770.00	May 14, 2007

1. Loan; Loan Agreement. PRINCIPAL COMMERCIAL FUNDING, LLC, a Delaware limited liability company (together with its successors and/or assigns, “Lender”) has made a loan (“Loan”) to PCH CREST VENTURE, LLC, a Delaware limited liability company, (“Borrower”). pursuant to that certain Loan Agreement (“Loan Agreement”), dated of even date herewith, between Lender and Borrower. All initially capitalized terms used in this Secured Promissory Note (“Note”) without being defined herein shall have the meanings assigned in the Loan Agreement.

2. Obligation to Repay. FOR VALUE RECEIVED, Borrower hereby unconditionally promises to pay to the order of Lender, the principal sum of Forty-six Million One Hundred Fifty-eight Thousand Seven Hundred Seventy and 00/100 Dollars ($46,158,770.00) (or so much thereof as shall from time to time have been advanced or be outstanding) pursuant to the terms of the Loan Agreement, in lawful money of the United States of America, with interest thereon from the Closing Date at the Regular Interest Rate, and to be paid in accordance with the terms of the Note and the Loan Agreement.

3. Interest and Principal. Monthly Payments shall be made on each Payment Date at the Regular Interest Rate in accordance with the Loan Agreement and all other amounts owing to Lender in respect of the Loan shall be paid in accordance with the Loan Agreement.

4. Maturity. All unpaid principal, interest thereon, and all other unpaid amounts owing under the Loan, if any, shall be due and payable in accordance with this Note and the Loan Agreement but in any event on or before the Maturity Date unless otherwise specifically provided for in the Loan Agreement,

5. Default and Acceleration. If any Event of Default has occurred and is continuing under the Loan Documents, the entire principal balance of the Loan, interest then accrued, Make Whole Premium, and all other Indebtedness whether or not otherwise then due, shall at the option of Lender, become immediately due and payable without demand or notice, and whether or not Lender has exercised said option, interest shall accrue on the entire principal balance, interest then accrued, Make Whole Premium and any other Indebtedness then due, at a rate equal to the Default Rate until fully paid.

6. Prepayment. The Loan may only be prepaid in accordance with the terms of the Loan Agreement.

7. Security. This Note is secured by the Loan Documents, creating among other things, legal and valid encumbrances on and an assignment of all of Borrower’s interest in any Leases of the Premises.

8. Waivers. To the extent permitted by applicable law, Borrower and any endorsers or guarantors waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment (unless otherwise specifically set forth in the Mortgage or the Loan Agreement), notice of acceleration or intent to accelerate and diligence in collection, and agree the Maturity Date of this Note or any installment may be extended without affecting any liability hereunder, and further promise to pay all reasonable costs and expenses, including but not limited to, reasonable attorney’s fees incurred by Lender in connection with any Event of Default or in any judicial or equitable proceeding to interpret and/or enforce any provision of the Loan Documents. No release of Borrower from liability hereunder shall release any other maker, endorser or guarantor hereof.

9. Exculpation. Borrower’s personal liability under this Note is limited to the same extent set forth in the Section X of the Loan Agreement.

10. Governance. This Note shall be governed by and construed in accordance with the laws of the State where the Premises is located, without regard to its conflict of law principles.

11. Joint and Several Liability. If more than one, all obligations and agreements of Borrower are joint and several.

12. Miscellaneous. This Note may not be changed or terminated orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Whenever used, the singular number shall include the plural, the plural number shall include the singular, and the words “Lender” and “Borrower” shall include their respective successors and assigns. If any provision of this Note shall, for any reason, be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

13. Counterpart Signatures. This Note may be executed in counterparts, each of which shall be deemed an original; and such counterparts when taken together shall constitute but one agreement.

14. Special Local Provisions: Principles of Construction. In the event of any inconsistencies between the terms and conditions of this paragraph 14 and the terms and conditions of this Note, the terms and conditions of this paragraph 14 shall control and be binding.

(a)	The Borrower hereby waives and renounces for itself, its legal representatives, and its successors and assigns, all rights to the benefits of any appraisement, exemption and homestead now provided or which may hereafter be provided by the Constitution and laws of the United States of America and of any state thereof to and in all its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note.

(b)

The Borrower hereby transfers, conveys and assigns to the Lender a sufficient amount of such homestead or exemption as may be set apart in bankruptcy, to pay this Note in full, with all costs of collection, and does hereby direct any trustee in bankruptcy having possession of such homestead or exemption to deliver to the Lender a sufficient amount of property or money set apart as exempt to pay the Indebtedness evidenced hereby, or any renewal thereof, and does hereby appoint the Lender the attorney-in-fact for the Borrower to claim any and all such homestead or exemptions allowed by law.

(Signatures on next page)

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered under seal as of the date first set forth above.

PCH CREST VENTURE, LLC, a
Delaware limited liability company

By:	PCH CCL Holding, LLC, a Delaware limited liability company, its sole member

	By:	PCH Atlanta Venture, LLC, a Delaware limited liability company, its sole member

		By:	Post Atlanta Venture, LLC, a Georgia limited liability company, its manager

			By:	Post Apartment Homes, L.P., a Georgia limited partnership, its sole member

				By:	Post GP Holdings, Inc., a Georgia corporation, its sole general partner

					By:	/s/ Sherry W. Cohen
					Name:	Sherry W. Cohen
					Title:	Executive Vice President
[CORPORATE SEAL]

SECURED PROMISSORY NOTE

755929

$39,564,600.00	May 14, 2007

1. Loan; Loan Agreement. PRINCIPAL COMMERCIAL FUNDING, LLC, a Delaware limited liability company (together with its successors and/or assigns, “Lender”) has made a loan (“Loan”) to PCH COLLIER HILLS VENTURE, LLC, a Delaware limited liability company, (“Borrower”), pursuant to that certain Loan Agreement (“Loan Agreement”), dated of even date herewith, between Lender and Borrower. All initially capitalized terms used in this Secured Promissory Note (“Note”) without being defined herein shall have the meanings assigned in the Loan Agreement.

2. Obligation to Repay. FOR VALUE RECEIVED, Borrower hereby unconditionally promises to pay to the order of Lender, the principal sum of Thirty-nine Million Five Hundred Sixty-four Thousand Six Hundred and 00/100 Dollars ($39,564,600.00) (or so much thereof as shall from time to time have been advanced or be outstanding) pursuant to the terms of the Loan Agreement, in lawful money of the United States of America, with interest thereon from the Closing Date at the Regular Interest Rate, and to be paid in accordance with the terms of the Note and the Loan Agreement.

3. Interest and Principal. Monthly Payments shall be made on each Payment Date at the Regular Interest Rate in accordance with the Loan Agreement and all other amounts owing to Lender in respect of the Loan shall be paid in accordance with the Loan Agreement.

4. Maturity. All unpaid principal, interest thereon, and all other unpaid amounts owing under the Loan, if any, shall be due and payable in accordance with this Note and the Loan Agreement but in any event on or before the Maturity Date unless otherwise specifically provided for in the Loan Agreement.

5. Default and Acceleration. If any Event of Default has occurred and is continuing under the Loan Documents, the entire principal balance of the Loan, interest then accrued, Make Whole Premium, and all other Indebtedness whether or not otherwise then due, shall at the option of Lender, become immediately due and payable without demand or notice, and whether or not Lender has exercised said option, interest shall accrue on the entire principal balance, interest then accrued, Make Whole Premium and any other Indebtedness then due, at a rate equal to the Default Rate until fully paid.

6. Prepayment. The Loan may only be prepaid in accordance with the terms of the Loan Agreement.

7. Security. This Note is secured by the Loan Documents, creating among other things, legal and valid encumbrances on and an assignment of all of Borrower’s interest in any Leases of the Premises.

8. Waivers. To the extent permitted by applicable law, Borrower and any endorsers or guarantors waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment (unless otherwise specifically set forth in the Mortgage or the Loan Agreement), notice of acceleration or intent to accelerate and diligence in collection, and agree the Maturity Date of this Note or any installment may be extended without affecting any liability hereunder, and further promise to pay all reasonable costs and expenses, including but not limited to, reasonable attorney’s fees incurred by Lender in connection with any Event of Default or in any judicial or equitable proceeding to interpret and/or enforce any provision of the Loan Documents. No release of Borrower from liability hereunder shall release any other maker, endorser or guarantor hereof.

9. Exculpation. Borrower’s personal liability under this Note is limited to the same extent set forth in the Section X of the Loan Agreement.

10. Governance. This Note shall be governed by and construed in accordance with the laws of the State where the Premises is located, without regard to its conflict of law principles.

11. Joint and Several Liability. If more than one, all obligations and agreements of Borrower are joint and several.

12. Miscellaneous. This Note may not be changed or terminated orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Whenever used, the singular number shall include the plural, the plural number shall include the singular, and the words “Lender” and “Borrower” shall include their respective successors and assigns. If any provision of this Note shall, for any reason, be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.

13. Counterpart Signatures. This Note may be executed in counterparts, each of which shall be deemed an original; and such counterparts when taken together shall constitute but one agreement.

14. Special Local Provisions; Principles of Construction. In the event of any inconsistencies between the terms and conditions of this paragraph 14 and the terms and conditions of this Note, the terms and conditions of this paragraph 14 shall control and be binding.

(a)	The Borrower hereby waives and renounces for itself, its legal representatives, and its successors and assigns, all rights to the benefits of any appraisement, exemption and homestead now provided or which may hereafter be provided by the Constitution and laws of the United States of America and of any state thereof to and in all its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note.

(b)

The Borrower hereby transfers, conveys and assigns to the Lender a sufficient amount of such homestead or exemption as may be set apart in bankruptcy, to pay this Note in full, with all costs of collection, and does hereby direct any trustee in bankruptcy having possession of such homestead or exemption to deliver to the Lender a sufficient amount of property or money set apart as exempt to pay the Indebtedness evidenced hereby, or any renewal thereof, and does hereby appoint the Lender the attorney-in-fact for the Borrower to claim any and all such homestead or exemptions allowed by law.

(Signatures on next page)

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered under seal as of the date first set forth above.

PCH COLLIER HILLS VENTURE, LLC, a
Delaware limited liability company

By:	PCH CCL Holding, LLC, a Delaware limited liability company, its sole member

	By:	PCH Atlanta Venture, LLC, a Delaware limited liability company, its sole member

		By:	Post Atlanta Venture, LLC, a Georgia limited liability company, its manager

			By:	Post Apartment Homes, L.P., a Georgia limited partnership, its sole member

				By:	Post GP Holdings, Inc., a Georgia corporation, its sole general partner

					By:	/s/ Sherry W. Cohen
					Name:	Sherry W. Cohen
					Title:	Executive Vice President
[CORPORATE SEAL]